PROFORMA FINANCIAL INFORMATION
XEME BIOPHARMA HOLDINGS INC.
Unaudited Proforma Consolidated Balance Sheet As at June 30, 2020

As of June 30, 2020	XEME Biopharma Holdings, Inc.	XEME Biopharma Inc.	Proforma Adjustment	Proforma Consolidation
ASSETS
Current Assets:
Cash	$50,557	$342,251	$-	$392,808
Prepaid assets	-	2,139	-	2,139
Total current assets	50,557	344,390	-	394,947
Non-current Assets:
Intangible assets, net	-	462,167	-	462,167
Property and equipment, net	-	63,992	-	63,992
Deposits	-	11,378	-	11,378
Total non-current assets	-	537,537	-	537,537

Total assets	$50,557	$881,927	$-	$932,484

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Auto loan - current	$-	$2,757	$-	$2,757
Payroll tax liabilities	-	48,921	-	48,921
Prepaid stock subscription	40,000	-	-	40,000
Total current liabilities	40,000	51,678	-	91,678

Long Term Liabilities:
Auto loan - long term	-	8,270	-	8,270
Loan - related party	-	500,000	-	500,000
Total long term liabilities	-	508,270	-	508,270

Total liabilities	40,000	559,948	-	599,948

Stockholders' Equity:
Class A Common Stock, $0.0001 par value; 900,000,000 shares authorized, 4,545,918 shares issued and outstanding	455		(455)	-
Class B Common Stock, $0.0001 par value; 700,000,000 shares authorized, 11,000,000 shares issued and outstanding	1,100		(1,100)	-
Common stock $0.001 par value. 25,000,000 shares authorized, 25,000,000 shares issued and outstanding	-	25,000	-	25,000
Additional paid-in capital	38,871	-	(38,871)	-
Additional paid-in capital	-	475,000	10,557	485,557
Accumulated deficit	(29,869)	(178,021)	29,869	(178,021)
Total stockholders' equity	10,557	321,979	-	332,536

Total liabilities and stockholders' equity	$50,557	$881,927	$-	$932,484

XEME BIOPHARMA HOLDINGS INC.
Unaudited Proforma Consolidated Statements of Operations
For the six months ended June 30, 2020

Six Months Ended June 30, 2020	(Unaudited) XEME Biopharma Holdings, Inc.	(Unaudited) XEME Biopharma Holdings, Inc.	Proforma Adjustments	Proforma Consolidation
Net revenue	$-	$-	$-	$-
Cost of goods sold	-	-	-	-
Gross profit	-	-	-	-

Operating expenses:
Payroll expenses	-	119,973	-	119,973
Depreciation and amortization	-	9,017	-	9,017
Moving expenses	-	33,100	-	33,100
Professional fees	7,180	-	-	7,180
Administrative fees	3,351	15,931	-	19,282
Total operating expenses	10,531	178,021	-	188,552

Loss from operations	$(10,531)	$(178,021)	$-	$(188,552)

Income tax provision	-	-	-	-

Net income (loss)	$(10,531)	$(178,021)	$-	$(188,552)

Earnings (loss) per share
Basic and diluted:	$(0)	$(0)
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Weighted average number of common
shares outstanding Basic and diluted:	15,115,311	7,191,781